Master I.P. License

Safety Cone Dispenser / Flexible Marker Device

For and in consideration of mutual benefits, detriments, and promises the adequacy and receipt of which is hereby acknowledged by the Parties, the Parties hereby recite covenant, and agree as follows:

This Master License Agreement is by and between Superior Traffic Controls, Inc. ("STC"), a California corporation located at 15375 Barranca Pkwy, Irvin, CA and Safe Lane Systems, Inc. ("SLS"), a Colorado corporation located at 4115 South Oak Ct., Castle Rock, CO 80202

WHEREAS, STC, has developed intellectual property for design, manufacture, and implementation of a certain new and useful invention (the "Invention"), hereinafter referred to as the "Cone Dispenser." STC holds a License for a patent(s) and Intellectual Property (I.P.) related thereto, both of which are described in Exhibit A (the "Patents and I.P."); and

WHEREAS, STC has developed intellectual property for a certain traffic and directional device, hereinafter referred to as the "Safety Cone." STC holds a License for a patent(s) and Intellectual Property (IP) related thereto, both of which are described in Exhibit A (the "Patents and I.P."); and

WHEREAS, SLS wishes to acquire an exclusive License from STC, for use of the I.P. in the manufacturing the Cone Dispenser for the duration or length of the covered patents licensed by STC, and an exclusive License for use of the I.P. related to the Safety Cone throughout the length, term, or duration of the patent(s) and all related intellectual property.

Exclusion: The MUTCD Compliant Spring Loaded Safety Cone that is used as a flexible marker device, is currently subject to a license agreement involving a third party throughout 2014, and is not subject to the terms and conditions set forth in this Agreement, however, at any time as Superior Traffic Controls shall obtain a license to market or manufacture the Safety Cone, it will also be included and bound under this license.

NOW, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall be deemed to have the following meanings:

    a. The term "I.P." shall mean all technology and know how, designs, manufacturing, practices, composition, protocols, procedures, specification materials, and proprietary information related to the products or patents covering the "Licensed Products," as defined in Article 1 (b). These patents and patent applications are listed in Exhibit A, which may be updated from time to time during the term of this license.

    b. The term "Licensed Products" shall mean any product covered by, or made by a process, which is covered by, one or more claims of an issue and unexpired patent or patent application included within the I.P.;

c. The term "Territory" shall mean the United States of America, its territories and possessions, and any other country where License manufacturers or sells Licensed Products.

2. License Granted.

a. STC hereby grants to SLS the sole and exclusive right to use the I.P. to make, have made, use and sell throughout the Territory for Cone Dispenser and all related parts, manufacturable components used to comprise the cone dispenser invention, and permission to use all other pertinent information that may be used to facilitate the manufacture and subsequent distribution of Cone Dispenser products. This shall include, but not be limited to engineering designs, white papers, CAD Drawings, and all related spec sheets, artwork, copyrighted materials, registered marks (if any), marketing brochures, sales catalogues, and all other related properties that are currently in the possession of STC.

Any of the above referenced manufacturing components or aforementioned items relative to the Cone Dispenser invention that may materialize, are produced in the future, shall be subject to the terms and conditions set forth in this Agreement, commencing on the date of execution of this Agreement by both partied, and ending in accordance to the termination date set forth herein.

b. STC hereby grants to SLS an exclusive right to use the I.P. to make, have made, use and sell throughout the Territory said Safety Cone and all related parts, manufacturable components used to comprise the Safety Cone product. This right, however, does not include the Compact Safety Cone, described in Exhibit B, attached hereto and incorporated by this reference.

License shall not include any legal ownership of the patents, or related intellectual property, title, and/or fractional interest of the patent(s), its claims, existing goodwill, or any other rights, in and of the Patent and the Invention.

3. Exclusivity. STC grants SLS the exclusive rights to manufacture and distribute the Cone Dispenser product subject to the terms and conditions mutually agreed upon herein. STC shall not at any time, engage 3rd party contract manufacturers, or distributors, in regards to the Cone Dispenser product provided that SLS is not in breach of any of the provisions of this Agreement.

4. Performance Requirements. Manufacturing and sales must commence on or before January 1, 2016:

5. Patent Marking. SLS agrees to mark licensed products in accordance with applicable United States or other patent laws.

6. Expenses Incurred. Any and all costs associated with the continued development, manufacture, sales, and distribution of the cone dispenser product shall be bourne by SLS for the duration of the contract term. This includes, but is not limited to all time and raw materials related to the engineering, design, and manufacture of the product, as well as any and all distribution costs and marketing expenses, sales literature, and website design/maintenance.

7. Term. The terms of this Agreement shall remain in effect, throughout the duration of the registered patent tern, and shall remain binding upon the extension/re-registration of the intellectual property or patent life.

8. Right of First Refusal. STC shall grant SLS right of first refusal to any I.P. regarding future products or new components that may be developed, or product marketing opportunities that may materialize and shall to provide SLS a 30 day quiet period to either accept or refuse STC's opportunity proposal prior to seeking or entering into any 3rd party agreements respective to the opportunity.

9. Consideration. In consideration for the License set forth in Article 1, SLS shall issue STC the following consideration.

Concurrently herewith SLS shall issue to STC a total of 20,000,000 shares of Class A Preferred Non Voting Convertible stock of SLS as consideration. STC shall irrevocably assign and convey (as a condition of this License) such Class A Preferred Non Voting Convertible shares of SLS to a Trustee for the Superior Traffic Controls, Inc. shareholders under the Plan of Partial Liquidation dated ___________, in order to resolve and mitigate any claims of shareholders/investors, as to the I.P., to be held in Trust for distribution of the underlying conversion common shares to such STC stockholders through the trustee, pending proper registration on Form S-1 of the distribution of the shares in partial liquidation through the Trust of STC to investor/shareholders of STC.

10. Representation and Warranties.

a. STC represents and warrants to SLS:
   - i. STC has the right, power, and authority to enter into this Agreement;
   - ii. STC is the exclusive owner of all right, title and interest, including all intellectual property rights, covered hereby I.P. are free of any liens, security interests, encumbrances or licenses;
   - iii. The Invention and Patent do not infringe the rights of any person or entity;
   - iv. There are no claims, pending or threatened, with respect to STC's rights in the Invention and Patent;
   - vi. This Agreement is valid, binding and enforceable in accordance with its terms; and
   - vi. STC is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

b. SLS represents and warrants to STC:

i. SLS has the right, power and authority to enter into this Agreement;

ii. SLS will be the sole licensee of all rights, title and interest, including all intellectual property rights, granted by STC related to the Cone Dispenser and the Patent;

iii. SLS is free of any liens security interests, encumbrances or licenses; that may have an adverse effect, or place encumbrance on the I.P..

iv. The license agreement not infringe the rights of any person or entity;

v. There are no claims, pending or threatened, with respect to SLS's assigned rights, and/or license with regard to the Invention and Patent;

vi. This Agreement is valid, binding and enforceable in accordance with its terms; and

vii. SLS is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

viii. SLS agrees to carry out any and all enforcement of violations of the patents, or any of the related intellectual property, and promptly furnish all documents and/or legal correspondence to STC upon possession by SLS in order to adequately communicate status of any pending legal action, or enforcement. In addition to furnishing legal correspondence mentioned above, SLS agrees to also notify STC, in writing within ten business days of any legal action or enforcement what action, or remedies are being taken and is performing fiduciary responsibilities in the best interests of the cone Dispenser and patent.

11. SLS shall bear all expenses of filing, prosecuting, and maintaining any new U.S. patent applications or patents encompassing part of the I.P., but shall provide STC with copies of all prosecution documents in a timely manner, so that STC can supply input regarding claim and prosecution strategy. Should SLS determine for any reason not to continue prosecuting any patent application or not to maintain any patent included within the I.P., SLS shall provide written notification to STC at least sixty (60) days prior to the last day for taking action to preserve such patents or patent applications, at which time STC in its sole discretion shall have the opportunity to take over the prosecution or maintenance of such patents or patent applications. SLS shall fully cooperate with STC in such event, such full cooperation including, but not being limited to, executing all necessary documents for continuing such prosecution or maintenance.

12. Termination.

12.1 This Agreement may be terminated by either party for failure by the other to cure a default in any material term or condition of this Agreement. Such termination shall be effective thirty (30) days following written notice of the default, unless the default is cured within such notice period.

12.2 This Agreement may be terminated by either party, effective immediately upon receipt, if:

i. a receiver is appointed for the other party of its property;

ii. if the other party makes, or attempts to make, an assignment for the benefit of its creditors;

iii. any proceedings are commenced by or for the other party under any bankruptcy, insolvency or debtor's relief law; or

iv. the other party liquidates or dissolves, or attempts to liquidate or dissolve, except by way of merger.

13. Attorney's Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party prevailing in such litigation shall be entitles, in addition to such other relief as may be granted, to recover its or their reasonable attorney's fees and costs in such litigation from the party against whom enforcement was sought.

14. Entire Agreement. This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respective the subject matter hereof.

15. Amendment. This Agreement may be amended only by a writing signed by both parties.

16. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

17. Non-Waiver. The failure of either party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement will not be construed as a subsequent waiver of any such terms, covenants, conditions rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

18. Agreement to Perform Necessary Acts. SLS agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

19. Government. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of California.

Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than any dispute or controversy arising from a violation or alleged violation by the Consultant of the provisions of Section 7) shall be settled exclusively by final and binding arbitration in Denver Colorado,

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in accordance with the Engagement Arbitration Rules of the American Arbitration Association ("AAA"). A sale arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Engagement Arbitration Rules then prevailing, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation. Any arbitration process and Order shall be confidential.

SUPERIOR TRAFFIC CONTROL, INC.

____

Date: ____________________

SAFE LANE SYSTEMS, INC.

Paul Dickmen

Date: 3/21/14